Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of March, 2007, by and between Lab123, Inc., a Delaware corporation, with corporate offices at 100 Field Drive, Suite 240, Lake Forest, Illinois 60045 (“Company”), and Mary Rodino currently residing at 321 N. Grove Avenue, Oak Park, Illinois 60302 (“Executive”).

W I T N E S S E T H

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Company desires to employ the Executive and the Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Employment and Duties. The Company hereby employs the Executive, and the Executive hereby agrees to be employed by the Company, as President of the Company. The Executive shall report to and be under the supervision and direction of the Board of Directors of the Company. In her capacity as President of the Company, the Executive shall be the chief executive officer of the Company and shall be in charge of the day-to-day business of the Company, and shall perform such duties and services of an executive nature as may reasonably be required of her by the Company’s Board of Directors. The Executive shall devote her full business time and best efforts to her duties hereunder and shall timely, fully, diligently, conscientiously and competently undertake, assume, carry out and perform her duties hereunder.

During the Term of this Agreement (hereinafter defined), the Executive agrees she will not, without the prior written consent of the Board of Directors of the Company, render or perform other services for compensation (whether as principal, agent, consultant, director, shareholder, partner, independent contractor, executive or in any other capacity, whether directly or indirectly, through any other person, partnership, corporation, limited liability company, association or other entity). The expenditure of reasonable amounts of time on personal passive or portfolio investment matters and charitable activities shall not be deemed a breach of her Agreement provided that the same do not interfere with the performance by the Executive of her duties hereunder.

2.    Term of Employment.

(a) Term. The Company's employment of the Executive under this Agreement shall be three years commencing on the date of this Agreement (“Initial Term”), unless earlier terminated in accordance with the provisions hereof; provided, however, that the Term of this Agreement shall automatically be renewed from year to year following the expiration of the Initial Term (each a “Renewal Term”) unless either party gives written notice to the other at least thirty (30) days prior to the expiration of the Initial Term or a Renewal Term that such party is terminating this Agreement at the expiration of such Term. The Executive understands and agrees that the Company has no obligation to renew the Term of this Agreement following the expiration of the Initial Term. Accordingly, if the Company does not renew the Term of this Agreement following the expiration of the Initial Term, such failure to renew shall not be a breach of this Agreement. However, if the Company does not renew the Term of this Agreement following the expiration of the initial Term, the provisions of Section 8(c) hereof shall be applicable and, except as provided in Section 8(c), the Executive shall not be entitled to any payment of any kind hereunder. For purposes of this Agreement, the Initial Term and any Renewal Term are collectively referred to as the “Term”.

(b) Termination. The Company's employment of the Executive under this Agreement shall be terminated on the first to occur of the following:

(i)	The Executive's death;

(ii)	The Executive's Total Disability;

(iii)	Termination of the Executive's employment by the Company pursuant to the provisions of Section 5 hereof; or

(iv)	Termination of the Executive's employment by the Executive pursuant to the provisions of Section 6 hereof.

For purposes of this Agreement, “Total Disability” of the Executive shall be deemed to have occurred when, due to any physical or mental condition, the Executive is unable to perform her duties hereunder on a full-time basis for a continuous period (any such period herein being referred to as a “Disability Period”) aggregating at least ninety (90) days. Where the conclusion of one Disability Period is followed within six (6) months by the start of another Disability Period and the disabilities are the same or related, both Disability Periods shall be aggregated for the purpose of determining the ninety (90) day period referred to in this Section. Following such ninety (90) day period, the Company may, at any time thereafter, elect to terminate the Executive’s employment with the Company.

3.    Compensation. The Executive shall be entitled to receive the following compensation for services rendered to the Company under this Agreement:

(a) Base Salary. The Executive shall receive a salary, (hereinafter referred to as “Base Salary”), at an initial rate of two hundred thousand dollars ($200,000) per annum, payable in accordance with the Company’s customary payroll payment procedures.

(b) Bonuses.

(i) Bonuses Based upon the Performance of the Company. The Executive shall be paid a bonus based upon the performance of the Company as follows:

(1) If, in any fiscal year beginning with fiscal year 2007, or part thereof, during the Term of this Agreement, the Company earns a pre-tax profit of one million five hundred thousand dollars ($1,500,000), the Executive shall be paid a bonus of one hundred and fifty thousand dollars ($150,000) (ten percent (10%) of the Company’s pre-tax profit) in accordance with the provisions hereof.

(2) If, in any fiscal year beginning with fiscal year 2007, or part thereof, during the Term of this Agreement, the Company earns a pre-tax profit greater than one million five hundred thousand dollars ($1,500,000) but less than five million dollars ($5,000,000), then, in addition to the amount payable to the Executive pursuant to the provisions of Section 3(b)(i)(1), the Executive shall be paid a bonus equal to six percent (6%) of the pre-tax profit earned in such fiscal year, or part thereof, between one million five hundred thousand dollars ($1,500,000) and five million dollars ($5,000,000).

(3) If, in any fiscal year beginning with fiscal year 2007 , or part thereof, during the Term of this Agreement, the Company earns a pre-tax profit greater than five million dollars ($5,000,000), then, in addition to the amounts payable to the Executive pursuant to the provisions of Sections 3(b)(i)(1) and (2), the Executive shall be paid a bonus equal to four percent (4%) of the pre-tax profit earned in such fiscal year, or part thereof, in excess of five million dollars ($5,000,000).

(4) For purposes of Sections 3(b)(i)(1), (2) and (3), the determination of the Company's pre-tax profit shall be made in accordance with generally accepted accounting principles. In case of a dispute as to the amounts of the Company's pre-tax profit in any fiscal year, or part thereof, Executive shall have the right to select an independent auditor to review the Company's books and records, meet with the Company's independent auditors and jointly resolve any dispute. In the event the Executive's auditors and the Company's auditors cannot resolve the dispute, the Executive's and the Company's auditors shall select an independent auditor to review and decide the amounts of the Company's pre-tax profits.

(5) Any bonus payable to the Executive pursuant to the provisions of this Section 3(b) (i) shall be paid no later than the end of the month following the end of the month in which pre-tax profit for the appropriate fiscal year has been calculated in accordance with the provisions hereof.

(6) At the sole written election of the Executive, any bonus due shall be paid quarterly, at the end of the month following the close of the quarter in which the applicable pre-tax profit has been calculated. At the end of the month following the close of the fiscal year and finalization of the Company's annual pre-tax profit for the fiscal year in which the Executive has elected to receive quarterly bonuses, the Company and the Executive shall meet and finalize the Executive's total annual bonus. If the Executive had received excess bonus compensation, those sums shall be repaid by the Executive to the Company. If the Executive has additional bonus compensation due her based on the annual pre-tax profit, then the Company shall pay the balance due to the Executive.

(ii) Other Bonuses. The Executive acknowledges that currently the Company does not have any formal bonus or similar plan in effect, and the award of any bonuses, other than those set forth in Section 3(b)(i), are at the discretion of the Company’s Board of Directors. The Executive shall have a merit review on each anniversary of this Agreement by the Board of Director of the Company. The awarding of bonuses or other merit rewards shall be at the sole discretion of the Board of Directors. The Executive acknowledges that, other than the bonuses set forth in Section 3(b)(i), no representation or warranty has been made to her that the Company will ever award any bonuses or institute a bonus or similar type of compensation plan.

(c) Options. The Executive acknowledges that the Company currently does not have any stock option plan in effect or specified number of shares of common stock which may be awarded as options or warrants. The award of any stock options is at the discretion of the Company’s Board of Directors. The Executive acknowledges that: (i) no representation or warranty has been made to her that the Company will ever award any stock options or institute a bonus or similar type of compensation plan, (ii) she has been advised that any options which the Company has issued in the past and which it will issue in the future do not qualify, nor are they intended to qualify, as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, and no public market currently exists for the Company’s options or its common stock and none of the shares issuable upon exercise of any options will be registered under the Securities Act of 1933, as amended, or under any applicable state securities laws for sale to the public and there currently is no intention to do so.

4.    Benefits. The Executive shall receive and participate in all benefits provided to other senior executives of similar position in the Company and in BioSafe Medical Technologies, Inc., the Company’s affiliate, including medical insurance, which insurance shall be paid for by the Company (with co-pays and deductibles to be paid by the Executive) and coverage effective as of Executive's first day of employment.. In addition to the foregoing, the Company shall, at its expense, provide the Executive with the following:

(a) Expense Reimbursements. The Company shall pay or reimburse the Executive for all reasonable business expenses (including, but not limited to, cell phone, car allowance, business entertaining and home office expenses, professional association dues and continuing education expenses) in accordance with the policies and procedures of the Company in effect from time to time.

(b) Vacations and Sick Time. The Executive shall be entitled to 20 business days’ paid vacation days per each year of the Term. The vacation days shall accrue at the rate of 5 days on the last day of each calendar quarter. The Executive shall be entitled to take sick days in accordance with the Company’s policy. The Executive acknowledges that, in accordance with the Company’s policy, the Company will not compensate the Executive for any vacation or sick days not used, and neither vacation time nor sick time, in excess of seven (7) days, not taken in any twelve-month calendar period does not carry over to any subsequent period but is forever forfeited. . The Executive will be entitled to paid Major holidays, as defined by US Labor law or by the Company.

5.    Termination of Employment by the Company.

(a) For Cause. The Company may immediately terminate the Executive's employment hereunder at any time for Cause in accordance with the provisions of this Section 5(a), or upon the Total Disability of the Executive in accordance with the provisions of Section 2(b). For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following:

(i) conviction of a felony (through trial or plea) on the part of the Executive;

(ii) conviction of the Executive of any crime (be it a felony or otherwise) involving misuse or misappropriation of money or other property or involving a breach of trust;

(iii) any act of dishonesty by the Executive that either is intended to or results in her substantial and improper personal enrichment at the expense of the Company or adversely affects the business or financial condition of the Company;

(iv) the willful commission of acts of misconduct that result in injury to the Company or its assets or business;

(v) the breach by the Executive of any covenant or agreement under this Agreement and her failure to cure such breach (if such breach can be cured) within thirty (30) days after written notice has been given to the Executive by the Company;

(vi) any failure, neglect or refusal of the Executive to perform any material obligation under this Agreement (it being agreed that all of the Executives duties under this Agreement are deemed to be material obligations);

(vii) any violation of any statutory or common law duty of loyalty to the Company;

(viii) the Executive's habitual intoxication; or

(ix) the Executive's drug addiction.

(b) Without Cause. The Company may immediately terminate the Executive’s employment hereunder at any time for any reason other than Cause upon not less than thirty days prior notice; provided, however, notwithstanding any other provision herein contained to the contrary, at any time prior to July 1, 2007, and for any reason or no reason whatsoever, the Company may terminate the Executive’s employment hereunder without breaching any provision hereof. In the event of Executive's termination prior to July 1, 2007, the Company shall pay to the Executive as additional compensation for a period of twelve months, commencing on the date of termination and on the first day of each of the following eleven months the sum of $8,333.33, less the amount which the Company may be required to withhold from such payments by applicable federal, state or local laws and regulations.

(c) Change in Control. If, at any time while this Agreement is in force, the Company is sold or otherwise experiences a change in control, then she shall immediately vest in all shares issued to her.

(d) Notice of Termination. Any termination by the Company under either of Sections 5(a) or (b) or (c) shall be communicated by a “Notice of Termination” to the Executive. A “Notice of Termination” from the Company means a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth the date of termination.

6.    Termination of Employment by the Executive.

(a) Termination Other Than For Good Reason. Executive at her discretion and at any time shall be entitled to terminate her employment with the Company under this Agreement for other than "Good Reason", as defined herein, prior to the expiration of the Term upon thirty (30) days' written notice to the Company.

(b) Good Reason. Executive may at any time terminate her employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's written consent:

(i) the assignment to the Executive of duties inconsistent with those of President of the Company, or a reduction in such duties;

(ii) the breach by the Company of any provision of this Agreement where such breach has not been cured within thirty (30) days from the Company’s receipt of written notice from the Executive to cure such breach; or

(iii) requiring the Executive to perform, ignore, supervise or otherwise participate in illegal, unethical or materially misleading acts.

7.    Effective Date of Termination. The effective date of termination of the Executive’s employment hereunder shall be as follows:

(a) Termination as the result of Death. If the Executive’s employment is terminated by her death, her date of death shall be the date of termination;

(b) Termination as the result of Disability. If the Executive’s employment is terminated in accordance with the provisions of Section 2(b)(ii), the date of the Company’s Notice of Termination sent following the expiration of the ninety (90) day period specified in Section 2(b) shall be the date of termination;

(c) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the date of the Company’s Notice of Termination shall be the date of termination;

(d) Other Terminations. If the Executive’s employment is terminated pursuant the provisions of Sections 5(b) or (c) or 6, the date of termination shall be the date specified in the Notice of Termination given in accordance with the provisions of this Agreement. If the Executive’s employment is terminated pursuant to the provisions of Section 11(a), the date of termination shall be the date of the attempted assignment.

8.    Obligations and Rights of the Company and the Executive Upon Termination.

(a) If termination of this Agreement is by either the Company or the Executive prior to July 1, 2007 or thereafter if termination is by the Company for Cause, as result of the Executive’s Total Disability, death or retirement or if the Executive terminates the Agreement for other than Good Reason, the only compensation of any kind or nature that the Executive shall be entitled to receive following such termination shall be such compensation earned by the Executive prior to the date of termination and which is then unpaid.

(b) Subsequent to July 1, 2007, if termination is by the Company for any reason other than Cause or by the Executive for Good Reason, then and only in such event, commencing with the last day of the month following the month in which termination of the Executive’s employment with the Company occurs and on the last day of each month thereafter for eleven (11) consecutive calendar months, the Executive will be entitled to receive one-twelfth (1/12) of her Base Salary on the date of termination, less amounts which the Company may be required to withhold from such payments by applicable federal, state or local laws and regulations. For purposes of clarity, it is agreed and understood that notwithstanding the foregoing provisions of this Section 8(b), the Executive is not entitled to any payment pursuant to the provisions of this Section 8(b) in the event this Agreement is terminated for Cause or as a as result of the Executive’s Total Disability, death or retirement.

(c) If the Company does not renew the Term of this Agreement following the expiration of the initial Term and this Agreement has not been earlier terminated by the Executive or by the Company for Cause or as a result of the Executive’s Total Disability or death, then, commencing April 1, 2010 and on the first day of each succeeding month through and including March 1, 2011, the Company shall pay to the Executive as additional compensation, $8,333.33, less amounts which the Company may be required to withhold from such payments by applicable federal, state or local laws and regulations.

9.    Options.

(a) Grant of Options.

(i) In consideration of the Executive's employment with the Company the Company hereby grants to the Executive non-qualified options to purchase an aggregate of 500,000 shares of the Company's Common Stock, $.001 par value ("Common Stock") for $.36 per share. Options to purchase an aggregate of 200,000 shares of Common Stock shall be vested immediately upon execution of this Agreement, and options to purchase an additional 100,000 shares of Common Stock shall vest on each of the following dates: March 1, 2008, March 1, 2009 and March 1, 2010. Upon vesting, such options may be exercised until the earlier of (i) March 1, 2010, or (ii) 90 days after termination of the Executive's employment by the Company for any reason. The Company shall deliver to the Executive a certificate evidencing the foregoing options.

(ii) If this Agreement and the Term thereof is continued for one Renewal Term following the expiration of the Initial Term, then, on the first day of such Renewal Term, the Company shall grant to the Executive options to purchase an additional one hundred thousand (100,000) shares of the Company’s Common Stock for a five-year term. Such options shall be fully vested upon grant and the option exercise price shall be the fair market value of the Common Stock on the last trading day preceding the date of grant.

(ii) Any income tax payable by the Executive as a result of the granting of the Company’s Common Stock to her pursuant to the provisions of this Section shall be the sole responsibility of the Executive.

(iii) The exercise price and number of shares of Common Stock issuable upon exercise of the options granted pursuant to Sections 9(a)(i) and 9(a)(ii) shall be appropriately adjusted for the effect of stock dividends and stock splits.

   (b) Securities Law Compliance. The Executive understands that: neither the grant of the options granted under Section 9(a) (the “Options”) nor the issuance of the shares of Common Stock underlying such Options (the “Option Shares”) have been registered under the Securities Act of 1933, as amended (the “Act”) nor the securities laws of any state, based upon exemptions from such registration requirements for non-public offerings pursuant to Section 4(2) and other applicable sections and regulations under the Act and applicable state laws; the Options and the Option Shares are or will be “restricted securities”, as that term is defined in Rule 144 of the Rules and Regulations promulgated under the Act; the Options and the Option Shares may not be re-sold or otherwise transferred unless they have been first registered under the Act and all applicable state securities laws, or unless an exemption from such registration provisions is available with respect to said resale or transfer; there is no public market for the Options nor the Option Shares and there can be no assurance, and it is highly unlikely, that such a market will ever develop in the future; the Company is under no obligation, and currently has no plans, to register the Options or the Option Shares under the Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available; stop transfer instructions will be placed on the records of the Company or with the transfer agent for the Options and the Option Shares; and it may not be possible to liquidate the Executive’s investment and she may have to bear the financial risk of an investment in the Option Shares , and is prepared to hold them, for an indefinite period of time.

(c) Representations and Warranties of the Executive. The Executive represents and warrants that the following are true and correct and will be true and correct at any time that she is awarded Options or purchases Option Shares. The Executive represents and warrants if there is any change in any of the following representations and warranties at any time immediately prior to the time that she is awarded Options and at any time immediately prior to the time that she may purchase Option Shares, she will immediately advise the Company in writing:

(i) The Executive is acquiring the Option Shares solely for her account and not as a nominee or agent, for investment purposes only and not with a view towards the resale or distribution of all or any part thereof, and she does not have any reason to anticipate any change in her circumstances which would cause her to sell the Option Shares. The Executive has not offered or sold the Option Shares, does not have in mind the sale of either the Options or the Option Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance, has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment provided for or which is likely to compel a disposition of the Options or the Option Shares, and she is not aware of any circumstance presently in existence which is likely in the future to promote or require a disposition of the Granted Shares or the Purchased Shares.

(ii) The Executive has had a reasonable opportunity to ask questions of and receive answers from the Chief Executive Officer of BioSafe Medical Technologies, Inc., the Company’s affiliate, concerning the Company and its affairs, and all such questions, if any, have been answered to the full satisfaction of the Executive. The Executive understands that no United States federal or state agency has approved, disapproved or recommended the Company’s Common Stock, nor has any United States federal or state agency passed upon the fairness or suitability of an investment in the Option Shares.

(iii) The Executive is an “accredited investor” as that term is defined in paragraph (a) of Rule 501 under the Act. Accordingly, the Executive has such knowledge and expertise in financial and business matters that she is capable of evaluating the merits and risks involved in an investment in the Option Shares, which she acknowledges are a highly speculative investment involving a high degree of risk such that she could lose her entire investment. The Executive is relying upon either her own expertise or the advice of her advisors with respect to the tax or other economic considerations of an investment in the Option Shares and not on the advice of the Company or any agent of the Company.

(iv) The Executive will not sell or otherwise transfer any of the Options or the Option Shares, or any interest therein, unless and until such Options or Option Shares shall have first been registered under the Act and all applicable state securities laws, or she shall have first delivered to the Company a written opinion of counsel (which counsel and opinion, in form and substance, shall be satisfactory to the Company), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws, and the Executive agrees to resell such securities only pursuant to registration under the Act, or pursuant to an available exemption from registration (and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act).

(d) Restrictive Legends. Upon delivery of the Options or the Option Shares, the Company shall issue a certificate in the name of the Executive evidencing the number of Options or Option Shares then granted or purchased. The option or stock certificates issued to the Executive will be endorsed with one or more of the following restrictive legends, and any other legend required to be placed thereon by applicable state law:

“The securities represented by this certificate have not been registered under the securities act of 1933 (the “Act”) or any state securities law. No transfer or sale of these securities, or any interest therein, may be made except in connection with an effective registration statement under the Act or unless the issuer has received an opinion of counsel satisfactory to it that such transfer or sale does not require registration under the act.”

“The shares represented by this certificate are subject to certain forfeiture and repurchase rights by the Company and accordingly may not be sold, assigned, transferred, encumbered or in any manner or way disposed of except in conformity with the terms and provisions of a written agreement dated March 1, 2007, by and between the registered holder of the shares (or the predecessor in interest to the shares) and the Company. A copy of such agreement is maintained at the Company’s principal corporate offices.”

(g) Piggyback Sale Rights. If at any time, or from time to time, prior to the termination, or expiration of, the Term of this Agreement any shares of the Company’s Common Stock are offered for sale in an initial public offering, the Executive shall have the right to offer for sale in such public offering, on the same terms and conditions as in such public offering, such number of shares then owned by the Executive as the lead underwriter in such offering, or if there is no underwriter, as the Company, may allow.

(h) Special Tax Election. If the Executive intends to file an election under Internal Revenue Code Section 83(b) within the applicable period to be taxed according to its provisions, the Executive acknowledges that it is her sole responsibility and not the Company’s to file a timely election under such section.

10.    Covenants of the Executive.

(a) Confidentiality. The Executive agrees that, during and after her employment hereunder, Executive will not, without the prior written consent of the Company, communicate, disclose or use for her personal benefit or that of any other person, any of the Company's trade secrets or other confidential information, including financial information, sales lists, identity of customers, pricing and other similar information. The preceding sentence shall not apply to any information that has become publicly available through no fault of the Executive or to any information that the Executive may be required to disclose under any applicable law or legal process. Further, the Executive agrees that, during the Term of this Agreement, she shall not, directly or indirectly, remove or retain, without the express written consent of the Board of Directors of the Company, and upon termination of this Agreement for any reason the Executive shall return to the Company, any Company property, figures, calculations, letters, papers, records, computer disks, computers, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies or memoranda thereof, or any information or instruments derived therefrom, or any other information of any type or description, however such information might have been obtained or recorded, arising out of or in any way whatsoever relating to the business of the Company or obtained as a result of the Executive’s employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information and are the exclusive property of the Company.

(b) Covenant Not to Compete. The Executive represents that she desires employment with the Company and that as a result of such employment by the Company she will become familiar and possess valuable and proprietary information and knowledge as to the manner and method by which the Company renders its services and sells its products. In addition, the Executive acknowledges she will further become personally acquainted with the customers doing business with the Company. The Company has a constant expectation of continuing to provide services and products to its customers, and the Executive acknowledges that the Company would suffer great loss and damage if the Executive should compete with the Company in any manner or way whatsoever either during or following her employment with the Company. The Executive further recognizes and acknowledges that it would be difficult, if not impossible, to compute the amount of any such loss or damage to the Company, and that an action at law to compensate the Company for such loss or damage would be speculative and, therefore, inadequate for the reasonable protection of the Company. Accordingly, the Executive acknowledges that the Company may be without an adequate remedy at law in the event the Executive violates any of the covenants contained herein. The Executive acknowledges that the Company would not have employed her without her agreeing to the covenants and conditions of this Agreement, all of which are in consideration of her employment and which she acknowledges and agrees are reasonable and necessary for the protection of the Company. Accordingly, the Executive agrees that she will not, during her employment hereunder and for a period of one (1) year thereafter, whether as an officer, employee, director, shareholder or otherwise, directly or indirectly:

(i) participate or engage in any manner or way in any business activity which is in direct competition with the Company’s business as of the effective date of her termination;

(ii) solicit, contact, interfere with or divert to another entity or person any customer of the Company or any of its affiliates on the date of Executive’s termination;

(iii) solicit any person then employed by the Company or any of its affiliates on the date of Executive’s termination of employment to terminate such employee’s employment relationship with the Company or any of its affiliates or otherwise interfere with the relationship of such employee and the Company or any of its affiliates; or

(iv) disparage any of the products, services or officers, directors or employees of the Company or any of its affiliates. Further, the officers and directors of the Company and any of its affiliates shall not disparage the Executive, either directly or indirectly and they shall use their best efforts to ensure that the Company's and its affiliates' employees shall not disparage the Executive, either directly or indirectly.

The foregoing covenant shall not prevent the Executive from owning stock or other securities of a direct competitor whose securities are publicly traded consisting of less than one (1%) percent of the value of all of the outstanding voting stock and voting securities of such corporation; provided, however, that notwithstanding the foregoing provisions of this Section 10(b) to the contrary, if this Agreement is terminated by the Company without Cause, or by the Employee for Good Reason, then, and only in such event, the foregoing provisions of this Section 10, including Sections 10(b)(1) through (4), inclusive, shall not be applicable from and after the date of termination of this Agreement. Executive shall not be bound by this paragraph 10 (b) until the one hundred twenty first day of her employment.

(c) Acknowledgment. The Executive acknowledges that the restrictions set forth in this Section 10 are essential to the preservation of the Company’s business and proprietary properties and that the enforcement thereof will not in any manner or way whatsoever preclude the Executive, in the event of the Executive’s termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for herself, the members of her family and those dependent upon her of at least the sort and fashion to which she and they have become accustomed and may expect. The Executive further acknowledges that the terms and conditions of this Section 10 are reasonable and necessary for the protection of the Company and agrees that the restraints imposed are fair and reasonable as to time and scope and are not oppressive.

(d) Injunction and Severability. In the event of a breach or a threat of a breach of the Executive of the provisions of this Section 10, the Executive acknowledges and agrees that legal remedies cannot fully protect the Company’s interests. Accordingly, the Executive agrees not to challenge or contest the Company requesting the remedy of specific performance and further agrees that the Company shall be entitled to injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions to enforce these provisions, all without being required to post any bond. This provision with respect to specific performance and injunctive relief shall not be deemed to be the exclusive remedy for a breach of this Agreement, and shall be in addition to any and all legal and equitable remedies available to the Company, and shall not, in any manner or way whatsoever, diminish the Company’s right to claim and recover damages or prevent the Company from seeking any remedy at law or in equity.

(e) Independent Covenants. The covenants of the Executive contained in this Section 10 shall each be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Both the Company and the Executive hereby expressly agree and contract that it is not the intention of either party to violate any public policy or statutory or common law. Accordingly, if any sentence, paragraph, clause or combination of the same of this Section 10 is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Section 10 shall remain binding on the parties to make the covenants of this Section 10 binding only to the extent that it may be lawfully done. In the event any part of any covenant of this Section 10 is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

(f) Duration. The obligations of the Executive under this Section 10 shall survive the termination of this Agreement.

11.    Miscellaneous.

(a) Assignment. This Agreement shall not be assigned by the Executive without the prior written consent of the Company. Any attempted assignment without such written consent shall be null and void and without legal effect and shall cause the immediate termination of this Agreement.

(b) Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto.

(c) Entire Agreement. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth in this Agreement. This Agreement constitutes the entire and only agreement between the Executive and the Company with respect to the subject matter hereof and which will govern Executive’s employment with the Company. This Agreement supersedes any prior understandings, agreements or representations, written or oral, by or between the Executive and the Company to the extent they related in any way to the subject matter hereof.

(d) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to any rules or principles of conflict of laws.

(e) Headings. The captions and headings in this Agreement are intended for convenience only, are not part of the provisions hereof and shall have no force or effect.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and shall become binding when one or more counterparts have been signed and delivered to each of the Company and the Executive. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by each party hereto.

(g) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received: (i) when delivered, if delivered personally, (ii) upon the first to occur of actual delivery and four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (iii) the next business day after delivery to a private courier service when delivered to a private courier service providing documented overnight service, and (iv) on the date of delivery if delivered by facsimile transmission, receipt confirmed, provided that a confirmation copy is sent on the next business day by registered or certified mail, return receipt requested and postage prepaid, in each case addressed to the party to whom the notice is to be given at the party’s respective address set forth above, or to such other address as the recipient party may indicate by a notice delivered to the sending party (such change of address notice to be deemed given, delivered and received only upon actual receipt thereof by the recipient of such notice).

(h) Jurisdiction and Venue. Any and all suits for any and every breach of this Agreement shall be instituted and maintained in any court of competent jurisdiction in Cook County, Illinois, and the parties hereto consent to, and waive any objection that they may have to, the jurisdiction and venue of such court.

(i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and to the Executive and her heirs, executors, administrators, legal representatives and permitted assigns.

(j) Pronouns and Numbers. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender. The words “and” and “or” shall be construed either disjunctively or conjunctively, as necessary to bring within the scope of the provisions hereof any matter which otherwise might be construed to be outside such scope. “Including” shall mean “including but not limited to”.

(k) No Strict Construction. Each of the Company and the Executive has been involved in drafting the provisions of this Agreement. Accordingly, language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against either party.

(l) Severability. If any provision of this Agreement or any part hereof or application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that, if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, any court may so modify the objectionable provision.

(m) Waiver. No failure by either party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party's rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party's rights as to such default or any subsequent default.

(n) Representation of Each Party. Each of the Executive and the Company has consulted with an attorney of her and its own choosing before signing this Agreement. Each of the parties affirms that such party has carefully read and fully understands each provision of this Agreement, has had the opportunity to ask questions of and have it explained by her and its attorney.

(o) Expenses. Each of the parties to this Agreement will pay all of their own costs and expenses incident to the negotiation and preparation of this Agreement, including the fees, expenses and disbursements of its counsel.

(p) Attorneys’ Fees and Costs. In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement is entitled to an award of reasonable attorneys’ fees, costs and expenses incurred by such prevailing party.

IN WITNESS WHEREOF, the Company and the Executive have caused this Employment Agreement to be duly executed as of the day and year first written above.

Lab123, INC.

By:	/s/ Henry Warner
Henry Warner, Chairman of the Board

/s/ Mary Rodino
Mary Rodino